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                                                                    EXHIBIT 10.1

                                 AMENDMENT NO. 1
                                     TO THE
                              BMC INDUSTRIES, INC.
                 RESTATED AND AMENDED 1994 STOCK INCENTIVE PLAN

                  Effective August 3, 2000, the BMC Industries, Inc. Restated and Amended 1994 Stock Incentive Plan (the "1994 Plan") shall be amended as follows:

         Section 8.1 of the 1994 Plan is amended to include the following additional clause at the end of the second to last sentence of such Section:

         "; provided that any restriction or condition based solely on years of service shall be for at least a period of three years and any restriction or condition based on performance shall be for at least a period of one year."

         Section 18 of the 1994 Plan is amended to include the additional clause at the end of the first sentence of such Section:

         "; provided that no change shall be made that increases the total number of shares of Common Stock reserved for issuance pursuant to Options granted under the Plan (except pursuant to Section 3.3(b), 4.3 and 13 of the Plan), materially modifies the requirements as to eligibility for participation under the Plan, or materially increases the benefits accruing to participants under the Plan, including the repricing of any previously granted Options, cancellation of outstanding Options with subsequent replacement or regrant of Options with lower exercise prices, unless such change is authorized by shareholders of the Company."